EXECUTION COPY

 DP LEASE HOLDING, LLC
a Delaware Limited Liability Company

OPERATING AGREEMENT

Dated as of July 29, 2011

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER APPLICABLE SECURITIES LAWS, AND SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER, OR EXEMPTION FROM, SUCH SECURITIES LAWS, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS OPERATING AGREEMENT.

Table of Contents

Article I DEFINITIONS		1
1.1.	Definitions	1
Article II ORGANIZATION		14
2.1.	Formation	14
2.2.	Name	14
2.3.	Purposes and Powers	14
2.4.	Term	14
2.5.	Registered Agent; Registered Office; Principal Office and Other Offices.	14
2.6.	Qualification in a Foreign Jurisdiction	15
2.7.	No Partnership under State Law	15
2.8.	Title to Property	15
Article III MEMBERS		15
3.1.	Members	15
3.2.	Intentionally Deleted	15
3.3.	Additional Members	15
3.4.	Representations and Warranties	16
3.5.	Rights, Powers, Duties, Liabilities and Obligations of Members.	17
3.6.	Confidentiality.	18
3.7.	Other Activities	19
Article IV CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS		20
4.1.	Capital Contributions	20
4.2.	Failure to Make Capital Contributions	21
4.3.	Adjustments to Percentage Interests	21
4.4.	Capital Accounts	21
4.5.	Transferee of Capital Accounts	22
4.6.	Negative Capital Accounts	22
4.7.	Interest on Capital Contributions	22
4.8.	Return of Capital Contributions	22
4.9.	Loans by Members; Additional Capital Contributions	22
Article V DISTRIBUTIONS AND ALLOCATIONS		22
5.1.	Distributions.	22
5.2.	Allocations of Net Income and Net Losses	23
5.3.	Regulatory Allocations	23
5.4.	Other Tax Provisions.	25
Article VI MANAGEMENT		26
6.1.	General Powers and Duties	26
6.2.	Maintenance of Company’s Existence	26
6.3.	Major Decisions	26
6.4.	Unilateral Authority	29
Article VII EXCULPATION AND INDEMNIFICATION		29
7.1.	Exculpation of Members	30
7.2.	Indemnification by the Company	30
7.3.	Advance Payment	31

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7.4.	Reimbursement by a Member	31
7.5.	Non-Exclusivity of Rights	31
7.6.	Survival	31
Article VIII TRANSFERS		32
8.1.	Transfers Generally	32
8.2.	Transfers to and Admission of Permitted Transferees	32
8.3.	Involuntary Transfers	33
8.4.	Company as Transferee	33
Article IX SALE RIGHTS		34
9.1.	Sale of Interest or Assets; Right of First Offer	34
9.2.	Closing of Transactions.	36
9.3.	Standstill	36
9.4.	Fee Owner Agreement	37
Article X ACCOUNTING, TAX AND FISCAL MATTERS		37
10.1.	Books and Records, Controls of Account	37
10.2.	Tax Information	38
10.3.	Periodic Reports to Members	38
10.4.	Tax Matters Partner	39
10.5.	Section 754 Election	39
10.6.	Intentionally Omitted	39
10.7.	Fiscal Year	40
10.8.	Audits; Inspection of Books and Records	40
10.9.	Accounts	40
10.10.	Transfer or Change in Company Interest	40
10.11.	REIT Compliance	40
10.12.	Cost of Compliance	41
Article XI DISSOLUTION, LIQUIDATION AND TERMINATION		41
11.1.	Dissolution	41
11.2.	Liquidation	41
11.3.	Termination	43
Article XII DEFAULTS		43
12.1.	Defaults	43
12.2.	Remedies	43
Article XIII MISCELLANEOUS PROVISIONS		44
13.1.	Notices	44
13.2.	Time is of the Essence	45
13.3.	Further Assurances	45
13.4.	Effect of Waiver or Consent	45
13.5.	WAIVER OF CERTAIN DAMAGES	45
13.6.	Governing Law	45
13.7.	Litigation	46
13.8.	Costs of Enforcement	46
13.9.	Partial Invalidity	46
13.10.	Binding Effect; Third Party Beneficiaries	47
13.11.	Rules of Construction	47
13.12.	Recitals, Exhibits and Schedules	48

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13.13.	Entire Agreement; Amendments to Agreement	48
13.14.	Facsimile; Counterparts	48
13.15.	Announcements Rights to Images.	48
13.16.	Portfolio-Wide Incentive Management Fee	49

LIST OF SCHEDULES AND EXHIBITS

Schedule 1	Members, Capital Contributions and Percentage Interests
Schedule 4.2	Sample Application of Dilution Mechanism
Schedule 6.4.2	Recourse Carveout Guarantees

Exhibit A	Existing Hotels
Exhibit B	2011 Budget
Exhibit C	Existing Credit Facility

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OPERATING AGREEMENT OF DP LEASE HOLDING, LLC

THIS OPERATING AGREEMENT OF DP LEASE HOLDING, LLC, a Delaware limited liability company, (the “Company”), dated as of July 29, 2011, is entered into and adopted by DENIHAN OWNERSHIP COMPANY, LLC, a New York limited liability company (the “Denihan Member”), and CARDINALS LESSEE LLC, a Delaware limited liability company (the “PB Member”), and is agreed to and adopted by each other Person who becomes a Member in the Company pursuant to the terms of this Agreement.

RECITALS

WHEREAS, the Company filed its Certificate of Formation (the “Certificate”) on July 7th, 2011 with the Secretary of State of the State of Delaware;

WHEREAS, the Company, was formed to operate, directly or indirectly, a portfolio of six (6) hotels located in New York, New York, each as described on Exhibit A attached hereto (each, an “Existing Hotel” and collectively, the “Existing Hotels”);

WHEREAS, the Members desire to enter into this Operating Agreement to establish the respective powers, rights and interests of the Members with respect to the Company and their respective Membership Interests, and provide for the general management of the business and operations of the Company;

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to as follows:

ARTICLE I
DEFINITIONS

1.1.           Definitions.  The initial capitalized terms used but not defined in this Agreement shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Title 6, § 18-101, et seq., and any successor statute, as amended from time to time.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, or (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner or managing member of such Person, or (d) any other Person which is an officer, director, general partner, managing member or holder of ten percent (10%) or more of the voting interests of any other Person described in clauses (a) through (c) of this definition.

“Agreed Value” of any Contributed Property means the fair market value of such Contributed Property or other consideration at the time of contribution as mutually determined by the Members using such reasonable method of valuation as they may adopt.

“Agreement” means this Operating Agreement, as executed by the Members, and as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Allocated ROFO Price” has the meaning set forth in Section 9.1.3 of this Agreement.

“Applicable Deductions” means all amounts that would be necessary, as determined in the reasonable discretion of the applicable Member, to (i) satisfy all loans, liens and encumbrances affecting the Company and the Company Assets, (ii) pay any costs and expenses associated with any sale or disposition of the Company Assets, including, without limitation, transactional and closing costs such as brokers’ fees, escrow fees and similar expenses.

“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi Governmental Authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Applicable Federal Rate” means the applicable federal rate published from time to time by the Internal Revenue Service in accordance with Section 1274(d) of the Code that most closely corresponds to the term of the applicable instrument.

“Bankruptcy” means with respect to any Person, the event that:

(a)           such Person makes an assignment for the benefit of creditors;

(b)           such Person files a voluntary petition in bankruptcy;

(c)           such Person is adjudged a bankrupt or insolvent, or has entered against him an order for relief, in any bankruptcy or insolvency proceeding;

(d)           such Person files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(e)           such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of this nature;

(f)           such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of his properties; or

(g)           if one hundred twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, such proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, such appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, such appointment is not vacated.

“Brooke” means Brooke Denihan.

“Budget” means the annual budget for the Company comprised of a budget for non-Hotel related items and a separate budget for each Hotel (referred to as an “Annual Operating Projection” in each Hotel Management Agreement), covering such Hotel’s anticipated operations including, without limitation, all anticipated income, operating expenses and capital expenditures and other items contemplated by Section 4.04 of each Hotel Management Agreement, which shall be mutually acceptable to the Members, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.  The Budget shall be prepared by the Denihan Member and submitted to the PB Member at least sixty (60) calendar days prior to the end of each Fiscal Year.  The terms of Section 4.04 of each Hotel Management Agreement shall govern the approval process and implementation of each Budget.  The Members acknowledge that each has approved the Budget for calendar year 2011, a copy of which is attached hereto as Exhibit B.

“Business Day” means any day other than Saturday, Sunday or a federal holiday in the United States of America.

“Capital Account” means the capital account maintained for each Member pursuant to Section 4.4 as the same may be credited or debited in accordance with the terms hereof.

“Capital Contribution” means the aggregate cash, cash equivalents and the initial Gross Asset Value of Contributed Property that a Member contributes to the Company pursuant to this Agreement (including, without limitation, the Initial Capital Contributions), in each case, (i) net of any liabilities assumed by the Company from such Member in connection with such contribution, and (ii) net of any liabilities to which assets contributed by such Member in respect thereof are subject.  Unless expressly stated otherwise, any reference herein to Capital Contribution shall mean Capital Contribution to the Company by the applicable Member.

“Cash Needs Notice” has the meaning set forth in Section 4.1.4.

“Cash Needs Date” has the meaning set forth in Section 4.1.4.

“Certificate” shall have the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Assets” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by or leased to the Company from time to time, directly or indirectly, which shall include, without limitation, (i) the land underlying each of the Existing Hotels together with all easements, interests in roadways, strips and other rights appurtenant to such land, (ii) all improvements, structures and fixtures located upon the land, including the Existing Hotels (iii) all furniture, fixtures, equipment, machinery, appliances, linens, supplies, food, beverage inventories, artwork and other items of tangible personal property and (iv) all other property directly or indirectly acquired by the Company from time to time.  For the avoidance of doubt, (1) the Excluded Property shall not constitute Company Assets, although the Company or the Hotel Lessees shall be granted a license, pursuant to the Hotel Management Agreement, to utilize certain intellectual property related to such Existing Hotel and (2) any third-party leases shall be assigned to the Hotel Lessees.

“Company Minimum Gain” means the amount determined pursuant to the provisions of Treasury Regulations Sections 1.704-2(d) and 1.704-2(b)(2).  In accordance with Treasury Regulations Section 1.704-2(d), the amount of Company Minimum Gain is determined by first computing, for each nonrecourse liability of the Company, any gain the Company would realize if it disposed of the property subject to that liability for no consideration, other than full satisfaction of the liability, and then aggregating the separately computed gains.  A Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).

“Confidential Information” has the meaning set forth in Section 3.6.1.

“Contributed Property” means each property or other asset, in such form as may be permitted under the Act, but excluding cash, contributed to the Company.

“Contributing Member” has the meaning set forth in Section 4.2.1.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “Controlling”, “Controlled by” and “under common Control with” shall have the meanings correlative therewith.

“Defaulting Member” has the meaning set forth in Section 12.1.1.

“Denihan Member” has the meaning set forth in the introduction to this Agreement.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, “Depreciation” shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis.  If any asset shall have a zero adjusted basis for federal income tax purposes, “Depreciation” shall be determined utilizing any method selected by the Members.

“EBITDA” means, for any period, the sum of (a) consolidated net income (or loss) for such period, plus (b) to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization for such period, less (c) an amount representing an FF&E (as defined in the Hotel Management Agreement) reserve equal to the greater of (i) 4% of Gross Revenues (as defined in the Hotel Management Agreement) for such period or (ii) any actual  FF&E reserve required for any Hotel for such period, less (d) an amount representing a franchise fee equal to 4% of Gross Revenues for such period (reduced by the Marketing Contribution (as defined in the Hotel Management Agreement) for such period).  The reserves and fees contemplated by (c) and (d) above shall be reduced by any amount actually paid in respect of such reserves and fees to the extent deducted in determining consolidated net income under (a) above.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulations Section 1.752-2(a).

“Effective Date” means the date of this Agreement.

“Event of Default” has the meaning set forth in Section 12.2.

“Excluded Property” shall mean (i) url’s and other internet sites relating to the Company, the Existing Venture Vehicles, the Hotels or the Hotel Manager; (ii) all brand names, copyrights and other intellectual property with respect to the “Affinia,” “Benjamin,” “James,” “Affinia Dumont Hotel”, the “Affinia Dumont Lofts”, “Affinia Dumont”, “Affinia 50”, “Affinia Shelburne”, “Affinia Gardens”, “Affinia Manhattan” or Denihan Hospitality Group (each as defined in the Contribution Agreement); (iii) all proprietary reservation systems, software systems, and similar items owned by the Hotel Manager; and (iv) all Tangible Personal Property (as defined in the Contribution Agreement) owned by the Hotel Manager and identified on Schedule 1.1 of the Contribution Agreement or tenants of the Hotels.

“Exculpated Party” has the meaning set forth in Section 7.1 of this Agreement.

“Existing Credit Facility” means collectively, each of the loans made to the Company and/or the applicable Venture Vehicles and the documents evidencing and/or securing such loans described on Exhibit C attached hereto, as of the date hereof, and any modifications, amendments or extensions thereof approved by the Members in accordance with the terms hereof.

“Existing Hotels” has the meaning set forth in the Recitals.

“Existing Venture Vehicles” means Denihan Mezz III Holding Company, LLC, a Delaware limited liability company, Denihan Mezz II Holding Company, LLC, a Delaware limited liability company, Denihan Mezz I Holding Company, LLC, a Delaware limited liability company, 371 Seventh Avenue Co., LLC, a Delaware limited liability company, 125 East 50th Street Co., LLC, a Delaware limited liability company, 150 East 34th Street Co., LLC, a Delaware limited liability company, 215 East 64th Street Co., LLC, a Delaware limited liability company, 155 East 50th Street Co., LLC, a Delaware limited liability company, 303 Lexington Avenue Co., LLC, a Delaware limited liability company, 371 Seventh Avenue Co., Lessee LLC, 125 East 50th Street Co., Lessee LLC, 215 East 64th Street Co., Lessee LLC, 155 East 50th Street Co., Lessee LLC, 303 Lexington Avenue Co., Lessee LLC, and 150 East 34th Street Co., Lessee LLC.

“Expenses” means, for any period, the total gross expenditures of the Company and Hotel Lessees reasonably relating to the operations of the Company and Hotel Lessees and/or the acquisition, development, ownership, maintenance, sale, leasing, financing and/or refinancing of the Company Assets during such period contemplated by the then applicable Budget or otherwise reasonably approved by the Members from time to time, including, without duplication, (a) all cash operating expenses (including real estate taxes and assessments, personal property taxes, sales taxes, and all fees, commissions, expenses and allowances paid or reimbursed to any Member or any of its Affiliates pursuant to this Agreement, Hotel Operating Lease or otherwise as permitted hereunder), (b) all deposits of Revenues to the reserve accounts, (c) all debt service payments including debt service with respect to the Existing Credit Facility, (d) all expenditures which are treated as capital expenditures (as distinguished from expense deductions included in clause (a) above) under GAAP, (e) all expenditures related to any acquisition, leasing, financing or securitization of any Company Assets, and (f) all fees in connection with management (including fees payable pursuant to Hotel Management Agreements), operations, and any Hotel Management Agreement; provided, however, that Expenses shall not include any payment or expenditure to the extent the sources of funds used for such payment or expenditure are not included in Revenues.  All reserves to pay for Expenses shall be invested in such manner as may be agreed upon by the Members.  If the Members are unable to agree upon the investment of the Company’s reserves, such funds shall be invested in: (a) segregated interest-bearing accounts or certificates of deposit with any financial institution insured by the Federal Deposit Insurance Corporation; or (b) United States Treasury obligations, provided that in no event will funds be placed in investments that do not constitute assets described in Code Section 856(c)(4)(A).

“Family Group” has the meaning set forth in Section 8.1.3.

“Fee Owner Agreement” means that certain Second Amended and Restated Operating Agreement of DP Fee Holding Co., LLC, dated as of the date hereof, between the Denihan Member and Cardinals Owner, LLC, as the same may be amended, supplemented or modified from time to time.

“Fee Owner” means DP Fee Holding Co., LLC, a Delaware limited liability company.

“Fiscal Year” means the calendar year, except that the first Fiscal Year shall be that period commencing as of the date of this Agreement and ending on December 31 of the same year.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Agreed Value of such asset.

(b)           The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times:

(i)           the acquisition of an additional Membership Interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(ii)          the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for a Membership Interest in the Company, if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(iii)         the liquidation or dissolution of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)         the issuance of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company, if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company; and

(v)          at such other times as the Members shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

(c)           The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Members.

(d)           The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

“Hotel” means an individual reference to each Existing Hotel and any additional hotel purchased or leased by the Company or any Hotel Lessee in the future, together with the Company Assets related to such individual Hotel.

“Hotel Lessee” means each Venture Vehicle that is an operating lessee under a Hotel Operating Lease, including without limitation, 371 Seventh Avenue Co., Lessee LLC, 125 East 50th Street Co., Lessee LLC, 215 East 64th Street Co., Lessee LLC, 155 East 50th Street Co., Lessee LLC, 303 Lexington Avenue Co., Lessee LLC, and 150 East 34th Street Co., Lessee LLC.

“Hotel Management Agreement” means each hotel management agreement entered into between the Hotel Manager and the applicable Hotel Lessee.

“Hotel Manager” means DHG Management Company, LLC, a New York limited liability company.

“Hotel Operating Lease” means any hotel operating lease entered into by an applicable Venture Vehicle, as lessor, and a Hotel Lessee, as lessee.

“Hotel Sale” has the meaning set forth in Section 9.1.1 of this Agreement.

“Hypo Period” has the meaning set forth in Section 4.2.

“Indemnified Party” has the meaning set forth in Section 7.2 of this Agreement.

“Indemnity Agreement” has the meaning set forth in Section 6.4.2 of this Agreement.

“Initial Capital Contributions” means (a) in the case of the Denihan Member, the amount set forth in Section 4.1.1, and (b) in the case of the PB Member, the amount set forth in Section 4.1.2.

“Initiating Member” has the meaning set forth in Section 9.1.2 of this Agreement.

“Interest Sale” has the meaning set forth in Section 9.1.1 of this Agreement.

“Major Decision” has the meaning set forth in Section 6.3 of this Agreement.

“Member” means the PB Member, the Denihan Member (or each of their permitted successors in interest), and each Person who is admitted as a member of the Company after the date of this Agreement in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of a Membership Interest.  The Members shall constitute the “members” (as such term is defined in the Act) of the Company.  Notwithstanding anything to the contrary in this Agreement, the Members shall constitute a single class or group of members of the Company for all purposes of this Agreement and the Act.

“Member Loan” has the meaning set forth in Section 4.2 of this Agreement.

“Member Loan Rate” means a rate of interest per annum equal to the greater of (A) twelve percent (12%), or (B) six percent (6%) plus the then current Prime Rate (or the maximum lesser rate permitted by Applicable Law, if any), in each case, compounding monthly.

“Member Nonrecourse Debt” has the meaning set forth for partner nonrecourse debt in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2) for the phrase “partner nonrecourse deductions”.

“Membership Interest” means a Member’s interest in the Company, including such Member’s share of the Company’s profits, losses and distributions pursuant to this Agreement and the Act, and the right, if any, to participate in the management of the business and affairs of the Company, including, without limitation, the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required under the Act.

“Minimum Gain Attributable to Member Nonrecourse Debt” means partner nonrecourse debt minimum gain as defined in Treasury Regulations Section 1.704-2(i)(2).  A Member’s share of partner nonrecourse debt minimum gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5).

“Minimum Terms” has the meaning set forth in Section 9.1.4 of this Agreement.

“Necessary Expenditures” means Portfolio or Hotel Lessee Expenses which are unable to be paid out of Net Cash Flow or reserves, such as emergency repairs, capital expenditures required to bring any Hotels into compliance with Applicable Laws, or cash infusions to address seasonal operating shortfalls, in each case which are necessary to preserve, protect or maintain the Portfolio or the interests of the Company or any Hotel Lessee therein or which are provided for in the then prevailing approved Budget and including, without limitation, amounts required to reimburse any Hotel Manager for costs incurred pursuant to Section 5.05 (Emergencies) of any applicable Hotel Management Agreement or any corresponding section therein).

“Net Cash Flow” shall mean, for any applicable period, (x) all Revenues received by the Company minus (y) all Expenses.

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss shall increase the amount of such income and/or decrease the amount of such loss;

(b)           Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss, shall decrease the amount of such income and/or increase the amount of such loss;

(c)           Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(d)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(e)           To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss;

(f)           If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (d) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g)           Notwithstanding any other provision of this definition of Net Income and Net Loss, any items that are specially allocated pursuant to Section 5.3 hereof shall not be taken into account in computing Net Income or Net Loss.  The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income and Net Loss.

“Non-Contributing Member” has the meaning set forth in Section 4.2.

“Non-Defaulting Member” has the meaning set forth in Section 12.1.1.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Sections 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Notice” has the meaning set forth in Section 13.1 of this Agreement.

“Notice of Default” has the meaning set forth in Section 12.1.1.

“Notice Period” has the meaning set forth in Section 9.1.2 of this Agreement.

“OFAC” has the meaning set forth in Section 3.4.4 of this Agreement.

 “Other Business” has the meaning set forth in Section 3.7 of this Agreement.

“Other Member” has the meaning set forth in Section 9.1.2 of this Agreement.

“Other Member’s Recourse Liabilities” has the meaning set forth in Section 9.3.

“Patrick” means Patrick Denihan.

“PB Member” has the meaning set forth in the introduction to this Agreement.

“PB OP” means Pebblebrook Hotel, L.P., a Delaware limited partnership.

“PB REIT” means Pebblebrook Hotel Trust, a Maryland real estate investment trust.

“Percentage Interest” means with respect to any Member, and as of any date, the percentage equivalent of a fraction (A) the numerator of which is the aggregate amount of Capital Contributions funded (or deemed funded in accordance with the express provisions of this Agreement) by such Member to the Company and (B) the denominator of which is the total amount of all Capital Contributions funded (or deemed funded in accordance with the express provisions of this Agreement) by all Members to the Company, subject to adjustment as provided for in Section 4.2. and Section 4.3.  The Percentage Interests for each Member shall initially be as follows:

Members	Percentage Interest

Denihan Member	51%

PB Member	49%

“Permitted Transferee” means any Person to whom a Member is permitted to Transfer a Membership Interest under this Agreement; provided, however, that any consent which is required under this Agreement for the Transfer to such Person has been obtained as required herein.

“Person” means a natural person, corporation, partnership (whether general or limited), limited liability company, association, trust, estate, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Pledge” means mortgaging, pledging, hypothecating, encumbering or otherwise granting a security interest as collateral.

“Pledge Agreement” means any Pledge Agreement executed pursuant to Section 5.1.6 of the Fee Owner Agreement.

“Portfolio” means a collective reference to all of the Hotels.

“Portfolio Sale” has the meaning set forth in Section 9.1.1 of this Agreement.

“Prime Rate” shall mean the prime rate quoted in the Money Rates section of The Wall Street Journal on the morning of the applicable measurement date, or, if The Wall Street Journal is not published on such date, then the prime rate shall be determined on the first date thereafter on which The Wall Street Journal is published, but such prime rate shall take effect retroactively as of the applicable measurement date. In the event that The Wall Street Journal (i)  publishes a retraction or correction of the prime rate, the prime rate reported in such retraction or correction shall apply, or (ii) ceases to publish the prime rate, then the prime rate shall be determined from such substitute comparable financial reporting service as the Members shall determine.

“Proceeding” has the meaning set forth in Section 7.2 of this Agreement.

“Regulatory Allocations” has the meaning set forth in Section 5.3.8.

“REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Revenues” means, for any period, the total gross revenues received by the Company or any Hotel Lessee during such period, including, without limitation, all receipts of the Company from (a) concessions which are in the nature of revenues, (b) rent or business interruption insurance, and casualty and liability insurance, if any, (c) funds made available to the extent such funds are withdrawn from the Company’s, a Hotel Lessee’s or a third party’s reserve account and deposited into the Company’s or a Hotel Lessee’s operating accounts (provided, however, that amounts released from the renovation reserve account held by Hypo Real Estate Capital Corporation or any other lender party to the Mortgage Loan (as defined in the Contribution Agreement) in connection with the Benjamin Hotel and the Affinia Manhattan shall be used solely for renovations made with respect to such properties and shall not under any circumstances constitute Revenues for purposes of this Agreement, except to the extent the same are not utilized for renovations to such properties, it being understood that the Members intend to utilize such amounts for such purpose), (d) proceeds from the sale or other disposition of any Company Assets, (e) proceeds from the financing, refinancing or securitization of any Company Assets, (f) revenues and receipts realized by the Company, including guest rooms, conferences, receptions, meetings, food and beverage and including for parking facilities and (g) other revenues and receipts realized by the Company, including excess cash from any reserve established by or on behalf of the Company or a Hotel Lessee or from any Capital Contribution if and to the extent the same were not used for the purpose of funding any Shortfall or other reason giving rise to the need for such Capital Contributions.

“ROFO Acceptance” has the meaning set forth in Section 9.1.4 of this Agreement.

“ROFO Deposit” has the meaning set forth in Section 9.1.4 of this Agreement.

“ROFO Price” has the meaning set forth in Section 9.1.4 of this Agreement.

“Sale Agreement” has the meaning set forth in Section 9.1.1 of this Agreement.

“Sale Notice” has the meaning set forth in Section 9.1.3 of this Agreement.

“Sale Price” has the meaning set forth in Section 9.1.3 of this Agreement.

“Section 1245 Recapture” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income under Section 1245 of the Code.

“Section 1250 Recapture” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as “unrecaptured Section 1250 gain” under Section 1(h) of the Code.

“Securities Act” means the Securities Act of 1933 and the regulations and rules issued thereunder, as amended from time to time.

“Shortfall” has the meaning set forth in Section 4.1.4.

“Substitute Capital Contribution” has the mean set forth in Section 4.2 of this Agreement.

“Tax Distributions” has the meaning set forth in Section 5.1.5.

“Transfer” means any assignment, transfer, sale, Pledge or other alienation, whether voluntary, involuntary or by operation of law.

“Transfer Documents” has the meaning set forth in Section 9.2.1 of this Agreement.

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as amended and in effect from time to time.  Any reference in this Agreement to a specific Treasury Regulations shall be deemed to include a reference to any corresponding provisions of future law.

“Trigger Notice” has the meaning set forth in Section 9.1.2 of this Agreement.

“Venture Vehicle” means the limited liability companies, limited partnerships or similar vehicles formed by the Members (or any Affiliates of a Member which such Member has designated to participate in such vehicle) to acquire, otherwise invest in or own or lease, directly or indirectly, any Hotel, including, without limitation, the Existing Venture Vehicles and Hotel Lessees.

ARTICLE II
ORGANIZATION

2.1.      Formation.  The Company has been organized as a Delaware limited liability company by the execution and filing of the Certificate by an “authorized person” (as defined in the Act) pursuant to the Act.  The Members approve and ratify the execution and filing of the Certificate.

2.2.      Name.  The name of the Company is “DP Lease Holding, LLC”, and all business of the Company shall be conducted in that name or in such other names as the Members may unanimously designate from time to time.

2.3.      Purposes and Powers.  The sole purpose of the Company and nature of the business to be conducted by the Company is to own, administer, operate, hold, develop, lease, manage, acquire, maintain, finance, refinance, renovate, market, sell and otherwise deal with and dispose of Company Assets.  The Company shall have the power and authority to engage in any and all activities and take any and all actions necessary, appropriate, proper, advisable or convenient for, or incidental to, the furtherance of the purposes set forth in this Section 2.3; provided, however, that the foregoing shall not be construed as authorizing the Company to have any purpose or power, or to engage in any activity or take any action which is prohibited under Applicable Law.  The purposes of the Company shall not be extended by implication, and any change to this Section 2.3 shall not be effective unless set forth in a written agreement among the Members in accordance with Section 13.13.

2.4.      Term.  The term of the Company commenced on the date the Certificate was filed as described in Section 2.1 and shall continue in existence until dissolution pursuant to Article XI.

2.5.      Registered Agent; Registered Office; Principal Office and Other Offices.

2.5.1      Registered Agent.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person as the Members may designate from time to time in accordance with the Act.

2.5.2      Registered Office.  The registered office of the Company required under the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in accordance with the Act.

2.5.3      Principal Office and Other Offices.  The principal office of the Company shall be at such place as the Members may designate from time to time (which need not be in the State of New York) and the Company shall maintain records at such principal office for inspection as required under the Act.  The initial principal office of the Company will be located at 551 Fifth Avenue, New York, New York 10176.  The Company may have such other offices as the Members may designate from time to time.

2.6.      Qualification in a Foreign Jurisdiction.  The Company shall comply with all requirements necessary to qualify or register the Company as a foreign limited liability company in the State of New York and any jurisdiction in which the Company transacts business to the extent such qualification or registration is necessary, appropriate or advisable for the Company.  At the request of any of the Members, each Member shall, execute, acknowledge and deliver any certificates, documents and other instruments that are necessary or appropriate to qualify, register, continue or terminate the Company as a foreign limited liability company in any such jurisdiction in which the Company owns property or transacts business or ceases to own property or transact business (as the case may be).

2.7.      No Partnership under State Law.  The Members intend that the Company shall not be a partnership (whether general or limited) or joint venture and that no Member shall be a partner or joint venturer of any other Member for any purposes other than federal income tax purposes and, if applicable, state income or franchise tax purposes.  The Members intend that the Company be treated as a partnership for United States federal and state income tax purposes unless otherwise decided by the Members, and the Members and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with this Section 2.7.  No Member or any other Person shall make an election to have the Company treated as a corporation or other association taxable as a corporation for any tax purpose and no Member or other Person shall allow any equity interest in the Company to be traded on an established securities market or the substantial equivalent thereof.

2.8.      Title to Property.  All real property and personal property (tangible and intangible) owned by the Company shall be deemed owned by the Company as an entity and no Member, individually, shall have any ownership of such property.  The Company may hold any of its assets in its own name or, with the written consent of all of the Members, in the name of a nominee.  The Members hereby waive any rights under the Act or other Applicable Law for partition of any Company Assets.  For the avoidance of doubt, the Excluded Property is not owned by the Company.

ARTICLE III
MEMBERS

3.1.      Members.  Schedule 1 attached hereto and dated as of the Effective Date sets forth a complete list of all Members in the Company and their respective Percentage Interests as of the Effective Date.  Each Person listed on Schedule 1 shall, upon its execution of this Agreement or counterpart thereto, be admitted to the Company as a Member of the Company.  No Person other than the Members has any right to take part in the ownership of the Company, or receive any distributions from the Company, as of the date of this Agreement.

3.2.      Intentionally Deleted.

3.3.      Additional Members.  Except for the Members listed on Schedule 1, no Person may be admitted as a Member of the Company unless such Person is (i) a Permitted Transferee that satisfies the requirements of this Agreement prior to admission, or (ii) a Person admitted as an additional Member with the mutual approval of the Members.  The Denihan Member shall amend Schedule 1 (and provide copies thereof to the PB Member) and file any documents which are necessary, appropriate or advisable under the Act or other Applicable Law upon the admission of any Permitted Transferee or additional Member to the Company to reflect such admission and any changes in Percentage Interests.  Any reference to Schedule 1 in this Agreement shall be deemed to be a reference to Schedule 1 as amended from time to time pursuant to this Agreement.

3.4.      Representations and Warranties.  Each Member hereby makes the following representations and warranties with respect to itself, upon which such Member acknowledges and agrees that the other Members and the Company are entitled to rely.

3.4.1       Organization and Power.  Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and has all requisite power and authority to own the Membership Interest to be held by such Member.

3.4.2       Authority and Binding Obligation.  Such Member has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution and delivery by the undersigned on behalf of such Member and the performance by such Member of its obligations under this Agreement have been duly and validly authorized by all necessary action on the part of such Member, and this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of such Member enforceable against such Member in accordance with its terms.

3.4.3       Consents and Approvals; No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery of this Agreement or the performance of the obligations under this Agreement by such Member, and neither the execution or delivery of this Agreement or performance of the obligations under this Agreement by such Member will: (i) violate any provision of the organizational or governing documents of such Member; (ii) violate any Applicable Law to which such Member is subject; or (iii) result in a breach of or constitute a default under any material contract, agreement or other instrument or obligation to which such Member is a party or by which any of such Member’s assets are subject.

3.4.4       Patriot Act.  Such Member is not restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism 66 Fed. Reg. 49,079), or other governmental action and such Member is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons.

3.4.5       Investment in Company.  With respect to such Member’s investment in the Company:

(a)       Such Member has acquired or is acquiring its Membership Interest for investment solely for its own account and not for distribution, transfer or sale to any Person in connection with any distribution or offering to the public.

(b)       Such Member is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in such investment.

(c)       Such Member has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in the Company so as to be capable of evaluating the merits and risks of, and making an informed business decision with respect to, such investment.

(d)       Such Member has received all information that it deems necessary to make an informed investment decision with respect to an investment in the Company and has had the unrestricted opportunity to make such investigation as it desires pertaining to the Company and an investment therein and to verify any information furnished to such Member.

(e)       Such Member understands that it must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Membership Interests have not been registered under the Securities Act and applicable state securities laws, and (ii) such Member shall not be permitted to Transfer its Membership Interest, except in accordance with this Agreement and then only if such Membership Interest is subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

(f)        Such Member understands that the Company is not obligated to register the Membership Interests for resale under the Securities Act or any applicable state securities laws.

3.5.      Rights, Powers, Duties, Liabilities and Obligations of Members.

3.5.1       General Rights, Powers, Duties, Liabilities and Obligations of Members.  The rights, powers, duties, liabilities and obligations of the Members shall be determined pursuant to this Agreement and the Act; provided, however, that to the extent there is any conflict or inconsistency between the rights, powers, duties, liabilities and obligations of any Member under this Agreement and the Act or other Applicable Law, this Agreement shall control to the extent permitted under the Act or other Applicable Law.

3.5.2       Limitation of Liability.  Except as otherwise required under the Act or other Applicable Law, no Member shall have any personal liability whatsoever in such Member’s capacity as a member, whether to the Company, to any other Members, to the creditors of the Company, or to any other Person, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.  Each Member, in such Member’s capacity as a Member, shall be liable only to make such payments expressly required under this Agreement, the Act or other Applicable Law.

3.5.3       Liability for Certain Payments and Distributions.  Notwithstanding the provisions of Section 3.5.2, the Members acknowledge and agree that pursuant to the Act and other Applicable Law, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such Member.  It is the intent of the Members that no distribution to any Member pursuant to Article V shall be deemed a return of money or other property paid or distributed in violation of the Act or other Applicable Law.  Accordingly, any Member receiving any such money or property shall not be required to return to any Person any such money or property; provided, however, that if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return any such payment or distribution, such obligation shall be the obligation of such Member only, and not of any other Member.

3.5.4       Withdrawal of Member.  No Member may withdraw from the Company without the prior unanimous written consent of all the Members.

3.6.      Confidentiality.

3.6.1       The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company and the Venture Vehicles or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members.  Accordingly, except as provided in Section 13.15 hereof, each Member agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the other Member and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by Applicable Law (it being specifically understood and agreed that anything set forth in any filing made pursuant to the U.S., federal or state securities laws or any other document filed pursuant to Applicable Law will be deemed required by Applicable Law), if necessary for it to perform any of its duties or obligations hereunder or in any management agreement to which it is a party covering any Company Assets, and to its attorneys and advisors and prospective investors and lenders, who agree to maintain a similar confidence.

3.6.2       Subject to the provisions of Section 3.6.1, from and after the date hereof, each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including an attorney or advisor or potential investor or lender) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information.  Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 3.6.2, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates.  The cost (including reasonable attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

3.6.3       The covenants contained in this Section 3.6 will survive the Transfer of the Membership Interest of any Member and the termination of the Company.

3.6.4       Notwithstanding anything in this Agreement to the contrary, the Members may disclose (i) any information to the extent required in connection with the preparation of filing of any tax returns or other filings required by any Applicable Law and (ii) the tax structure or tax treatment of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure.  For this purpose, “tax treatment” means U.S. federal income tax treatment and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions.

3.7.     Other Activities.  Each Member, at any time and from time to time, may engage in and own interests in other business ventures of any type and description, independently or with others (including business ventures in competition with the Company and its Venture Vehicles).  In this regard, each Member expressly acknowledges that, (i) any other Member and its Affiliates are, both presently and in the future, permitted to own a controlling interest in, manage the operations of, have investments in or maintain other business relationships with entities engaged in businesses similar to or related to the business of the Company and the Venture Vehicles, and in related businesses other than through the Company and the Venture Vehicles (hereinafter, “Other Business”), (ii) the other Member and its Affiliates have and may develop a strategic relationship with businesses that are and may be competitive with the Company and the Venture Vehicles, (iii) neither the other Member nor its Affiliates will be prohibited by virtue of their investments in the Company from pursuing and engaging in any such activities, (iv) neither the other Member nor its Affiliates will be obligated to inform the Company or any Member of any such opportunity, relationship or investment, (v) the other Member will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of the other Member and its Affiliates, and (vi) the involvement of the other Member and its Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company, any of the Members or any of their respective Affiliates.

ARTICLE IV
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

4.1.      Capital Contributions.

4.1.1       Denihan Capital.  On the Effective Date, the Denihan Member made a Capital Contribution to the Company in cash in the amount of Fifty One and No/100 Dollars ($51.00). The Denihan Member shall receive a credit to its Capital Account in such amount.

4.1.2       PB Member Capital.  On the Effective Date, the PB Member made a Capital Contribution to the Company in cash in the amount of Forty Nine and No/100 Dollars ($49).  The PB Member shall receive a credit to its Capital Account in such amount.

4.1.3       Intentionally Deleted.

4.1.4       Capital Calls.  If at any time after the Effective Date, either Member determines that additional cash (a “Shortfall”) is required by the Company for Necessary Expenditures, such Member may (but shall not be obligated to), require that each of the Members contribute its pro rata share (based upon the Percentage Interests of the Members at the time of such request) of such Shortfall.  In the event of a capital call, such Member shall give written notice (a “Cash Needs Notice”) to the other Member of the amount of the Shortfall.  Each Cash Needs Notice shall also set forth a date, no less than fifteen (15) Business Days following the date of the Cash Needs Notice, by which the Shortfall must be delivered to the Company (the “Cash Needs Date”).  In the event that a Cash Needs Notice is delivered to the Members, each Member shall, on or before the Cash Needs Date, make a Capital Contribution to the Company in an amount equal to its then current Percentage Interest multiplied by the applicable amount of the Shortfall.

4.2.      Failure to Make Capital Contributions.  In the event that any Member fails to make any portion of its Capital Contribution called pursuant to Section 4.1.4 above by the Cash Needs Date (such Member is referred to herein as the “Non-Contributing Member”, and the unfunded amount, as the “Unfunded Amount”), the other Member (the “Contributing Member”) may, upon notice to the Non-Contributing Member, elect (as its sole remedies):  (a) within five (5) days following the Cash Needs Date, to terminate the Cash Needs Notice and immediately receive back from the Company any such additional Capital Contributions tendered by it; (b) to deliver funds to the Company equal to the Unfunded Amount, which delivery shall be deemed a loan from the Contributing Member (a “Member Loan”) to the Non-Contributing Member that is simultaneously contributed by the Non-Contributing Member to the Company, and which shall bear interest at the Member Loan Rate, and shall be repaid in accordance with the provisions of Article V or (c) make an additional Capital Contribution to the Company in an amount equal to the Unfunded Amount (a “Substitute Capital Contribution”).  Additionally, at any time prior to the repayment in full of a Member Loan by the applicable Non-Contributing Member, the Contributing Member shall have the additional right, upon five (5) days written notice to the Non-Contributing Member (during which five (5) day period, except as expressly provided below, the Non-Contributing Member may prepay in whole or in part any Member Loan), to elect to convert the outstanding Member Loan, including any interest accrued thereon, into a Substitute Capital Contribution to the Company made by the Contributing Member in an amount equal to the outstanding Member Loan, in which case (i) the portion of the Capital Contribution (deemed made by the Non-Contributing Member as a result of the Member Loan) that corresponds to the outstanding portion of the Member Loan will be deemed null and void, (ii) the Contributing Member will be deemed to contribute the Substitute Capital Contribution to the Company as of the conversion date, and (iii) the Percentage Interest of each Member shall be adjusted as set forth below.  In the event that either Member makes a Substitute Capital Contribution or elects to convert a Member Loan into a Substitute Capital Contribution, the Percentage Interest of each Member shall be adjusted to equal the fraction, represented as a percentage, the numerator of which is the sum of (1) the aggregate of such Member’s Capital Contributions made to the Company other than Substitute Capital Contributions, plus (2) one hundred and fifty percent (150%) of the aggregate Substitute Capital Contributions made by such Member (with respect to the current Cash Needs Notice and all previous Cash Needs Notices), minus (3) with respect to all Unfunded Amounts (or applicable portions thereof) that such Member failed to contribute (with respect to the current Cash Needs Notice and all previous Cash Needs Notices) and that were funded by the Contributing Member as Substitute Capital Contributions (including any accrued interest thereon in the case of Member Loans converted into Substitute Capital Contributions), fifty percent (50%) of such Unfunded Amounts; and the denominator of which is the aggregate of all Capital Contributions made by all of the Members, including any Substitute Capital Contributions.  For purposes of illustration only, Schedule 4.2 contains hypothetical examples of the application of the dilution formula described above.  Notwithstanding the foregoing or any other provision hereof to the contrary, for so long as the Existing Credit Facility is outstanding and its terms prohibit the making of a Substitute Capital Contribution or the conversion of a Member Loan into a Substitute Capital Contribution (such period, the “Hypo Period”), (i) except during the five (5) day period following the making of a Member Loan (during which period, for avoidance of doubt, the applicable Non-Contributing Member may freely prepay such Member Loan), no Member may prepay any Member Loan without the consent of the other Member, and (ii) no Member shall have the right to make a Substitute Capital Contribution or deliver notice of its intention to convert any Member Loan into a Substitute Capital Contribution; provided, however, that simultaneously with the conclusion of the Hypo Period, each Member shall have the right to convert any outstanding Member Loan into a Substitute Capital Contribution, upon notice to the applicable Non-Contributing Member given on such date, and for the avoidance of doubt such Non-Contributing Member shall not have the right to prepay such Member Loan prior to such conversion.

4.3.      Adjustments to Percentage Interests.  The Denihan Member shall amend Schedule 1 upon the Company’s receipt of any Substitute Capital Contributions or actual or deemed Capital Contributions to reflect any changes in Percentage Interests.

4.4.      Capital Accounts. The Company shall establish and maintain on its books and records a separate capital account for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) (a “Capital Account”). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by such Member to the Company pursuant to this Agreement and (ii) such Member’s allocable share of Net Income and any items in the nature of income and gain that are specially allocated to such Member pursuant to Section 5.3, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member; and decreased by (x) the amount of cash or Gross Asset Value of all distributions of cash or property made to such Member pursuant to this Agreement, (y) such Member’s allocable share of Net Loss and any items in the nature of loss and deduction that are specially allocated to such Member pursuant to Section 5.3, and (z) the amount of the liabilities of any Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

4.5.      Transferee of Capital Accounts.  A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

4.6.      Negative Capital Accounts.  No Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

4.7.      Interest on Capital Contributions.  No interest shall be paid by the Company on any Capital Contributions or on the balances in any Capital Accounts.

4.8.      Return of Capital Contributions.  Except as expressly provided in this Agreement or as required under the Act or other Applicable Law, no Member shall have the right to (i) withdraw or receive or demand the return of all or any portion of such Member’s Capital Contributions or Capital Accounts or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), or (ii) cause a partition of the Company’s Assets.

4.9.      Loans by Members; Additional Capital Contributions.  Except as otherwise provided for or contemplated in this Agreement or approved by all of the Members, no Member shall be required to, or permitted to, make any loan or additional Capital Contribution to the Company.

ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS

5.1.      Distributions.

5.1.1       Distributions of Net Cash Flow.  Unless otherwise agreed in writing by the Members, the Company shall (subject to the terms of the Existing Credit Facility or any replacement thereof) distribute Net Cash Flow for each calendar month in which there is Net Cash Flow (such distribution to be made within twenty (20) days after the end of each such calendar month) to the Members pari passu in proportion to their then current respective Percentage Interests.

5.1.2       Intentionally Deleted.

5.1.3       Repayment of Member Loans.  Notwithstanding any other term herein to the contrary, for so long as any Member Loan (including interest thereon) remains unpaid by an applicable Non-Contributing Member, all Net Cash Flow, as applicable, that would otherwise be distributable to such Non-Contributing Member pursuant to this Article V shall instead be paid directly to the applicable Contributing Member that made such Member Loan. Such distributions shall be applied first to outstanding interest at the Member Loan Rate and then to outstanding principal under the Member Loan.  For avoidance of doubt, such distribution shall be deemed for all purposes to be a distribution from the Company to the Non-Contributing Member of the applicable amount and a simultaneous repayment under the Member Loan of such amount from the Non-Contributing Member to the Contributing Member.

5.1.4       Distributions of Non-Cash Property.  No distribution of property (other than cash) shall be made, except as unanimously approved by the Members.

5.1.5       Income Tax Distributions.  Subject to the terms of the Existing Credit Facility or any replacement thereof, to the extent there is cash available for distribution, the Company shall make distributions of sufficient portions of its income (“Tax Distributions”) to the Members, upon request (but not more frequently than monthly), so that, if applicable, each Member (or its direct or indirect members) can pay income tax in respect of taxable income allocated to such Member pursuant to this Agreement.  Tax Distributions shall be made to the Members, pari passu, in proportion to their then current respective Percentage Interests.

5.2.      Allocations of Net Income and Net Losses.  Net Income (and items thereof) and Net Losses (and items thereof) for any fiscal period shall be allocated to the Members in such a manner as to reduce or eliminate, to the extent possible, any difference, as of the end of such fiscal period, between (a) the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Company Minimum Gain and (iii) such Member’s Minimum Gain Attributable to Member Nonrecourse Debt and (b) the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement and the Act, determined as if the Company were to (1) sell its assets for an amount equal to their Gross Asset Values and (2) distribute the proceeds of such sale pursuant to Section 11.2.3.

5.3.      Regulatory Allocations.  Notwithstanding the foregoing provisions of this Article V, the following special allocations shall be made in the following order of priority:

5.3.1       Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.3, except as provided in Treasury Regulations Sections 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Section 1.704-2(g)(2) or any successor provisions.  For purposes of this Section 5.3.1, each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.3 with respect to such taxable period.

5.3.2       Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt   Except as provided in Treasury Regulations Section 1.704-2(i)(5), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Company Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Section 1.704-2(i)(4) or any successor provisions.

5.3.3       Qualified Income Offset.  In the event any Member unexpectedly receives adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible, unless such deficit balance is otherwise eliminated pursuant to Section 5.3.1 or Section 5.3.2.  It is intended that this Section 5.3.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

5.3.4       Limitation on Allocation of Net Loss.  If the allocation of Net Loss (or items of loss or deduction) to a Member as provided in Section 5.2 hereof would create or increase an Adjusted Capital Account deficit, there shall be allocated to such Member only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit.  The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 5.3.4.

5.3.5       Certain Additional Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Membership Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.3.6       Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.  If all of the Members determine in their good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury regulations promulgated under Section 704(b) of the Code, the Members are authorized to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

5.3.7      Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions of the Company for any taxable period shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).  If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

5.3.8       Curative Allocations.  The allocations set forth in Section 5.3 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2.  Notwithstanding the provisions of Section 5.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.4.      Other Tax Provisions.

5.4.1       Tax Allocations.  Except as otherwise provided in this Agreement, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.2.

5.4.2       Book-Tax Disparities.  Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation.  If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder by utilizing the “remedial allocation method” set forth in Treasury Regulations Section 1.704-3(d).  Allocations pursuant to this Section 5.4.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss and any other items or distributions pursuant to any provision of this Agreement.

5.4.3       Section 1245 and Section 1250 Recapture.  All Section 1245 Recapture and Section 1250 Recapture shall be allocated to the Members in accordance with the provisions of Treasury Regulations issued under Section 1245 and Section 1250 of the Code, respectively.

5.4.4       Nonrecourse Liabilities.  The Members agree that “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)), shall be allocated among the Members in accordance with their respective Percentage Interests.

5.4.5       Savings Clause.  It is the intention of the Members that allocations of Net Income and Net Loss pursuant to Section 5.4.1 shall result in a Capital Account balance for each Member equal to the liquidation proceeds that would be distributed to such Member under Section 11.2.3.  To the extent the foregoing allocations do not accomplish this result, the Company and the Members will allocate or reallocate Net Income and Net Loss (including allocations of gross income or gain and gross deductions or losses) differently than expressly provided herein, if permitted under the Code and applicable Treasury Regulations, so as to achieve such result as closely as possible (including by filing amended income tax returns for prior years).

ARTICLE VI
MANAGEMENT

6.1.      General Powers and Duties.  Subject to Section 6.4 hereof, the powers of the Company shall be exercised by and under the authority of, and the affairs of the Company shall be managed by, and under the joint direction of, the Denihan Member and the PB Member.  Each Hotel Lessee will implement management of each Hotel through the hiring of the Hotel Manager pursuant to each applicable Hotel Management Agreement.  The Hotel Manager will manage the business and affairs of its respective Hotel in compliance with the then current Budget approved by the respective Hotel Lessees and the terms of the applicable Management Agreement.

6.2.      Maintenance of Company’s Existence.  The Denihan Member shall cause the Company to file such certificates, annual reports and other documents as shall be required in order to preserve the valid and continued existence of the Company as a limited liability company under the laws of the State of Delaware.

6.3.      Major Decisions.  In furtherance of but not in limitation of Section 6.1, except as otherwise expressly provided in this Agreement or as otherwise approved by the Members, or provided for in any Budget approved by Members, the following matters (each, a “Major Decision”) shall require the joint approval of the Members:

(a)       the merger, recapitalization, sale, transfer, assignment, conveyance, exchange or other disposition of all or any part of the Company, or any direct or indirect interest of any Hotel;

(b)       the financing or refinancing of any of the Hotels within the Portfolio, except that the Members shall be deemed to have approved (i) the Existing Credit Facility, and (ii) any financing of the Portfolio (A) with a principal amount greater than or equal to $525,000,000, provided that the principal amount may not be strictly greater than $525,000,000 unless such amount is also less than or equal to (x) 60% of the then market value of the Portfolio, or (y) the amount which permits the trailing 12 month EBITDA of the Portfolio to yield at least 9% thereon (i.e.- EBITDA during the trailing 12 month period divided by the principal amount of debt has to be equal to or greater than 9%) and (B) with an all in spread, current payments and financial covenants equal to or more favorable than the then current market terms available to borrowers in the marketplace at the time of such loan.

(c)       the approval of any Budget, and any amendments or modifications thereto (which shall only be permitted in accordance with this Agreement) and the approval of any supplemental budget or other proposal relating to any development and/or renovation of Hotel and any amendment or modifications thereto and the making or incurring of any expenditure which is not included or contemplated thereby;

(d)       except as expressly provided in the Budget or in Section 6.4.2 below, the payment, collection, compromise, litigation or arbitration of any claim which is not covered by insurance and where the amount in controversy exceeds Five Hundred Thousand and No/100 Dollars ($500,000);

(e)       the admission of any Person as a Member of the Company or a determination whether the requirements of Section 8.2 below have been satisfied with respect thereto;

(f)        any change in the Company’s auditor from KPMG or PKF;

(g)       the selection of any replacement Hotel Manager;

(h)       the filing of any voluntary petition in bankruptcy on behalf of the Company or any Hotel Lessee, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company or any Hotel Lessee, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable Federal or state law relating to bankruptcy or insolvency with respect to the Company or any Hotel Lessee, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Hotel Lessee or a substantial part of its respective property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of the Company’s or any Hotel Lessee’s inability to pay its debts generally as they become due or (G) the taking of any action by the Company or any Hotel Lessee in furtherance of any such action.

(i)        the making of any capital call contemplating Capital Contributions other than for Necessary Expenditure as contemplated by Section 4.1.4 (i.e.- principal paydown of the Existing Credit Facility, major renovation of a Hotel etc.);

(j)        the acquisition of real property other than the Existing Hotels;

(k)       except for each initial Hotel Manager under each Hotel Management Agreement, the hiring of, or entering into contracts with, affiliated entities to perform services for the Company or any Hotel Lessee, including any amendment, restatement, replacement, supplement or other modification of any of the such agreement or any determination to grant or withhold any consents or waivers pursuant to any such agreement, or decisions to refrain from enforcing the terms of any such agreement;

(l)        the terms of each Hotel Management Agreement and each Hotel Operating Lease, including any amendment, restatement, replacement, supplement or other modification of any such agreement, or any determination to grant or withhold any consents or waivers pursuant to any such agreement, or decisions to refrain from enforcing the terms of any such agreement;

(m)      the determination of major accounting policies and tax decisions;

(n)       except with respect to the Existing Credit Facility, the voluntary encumbrance of any Company Assets;

(o)       any amendment to this Agreement or any other governing document of the Company or any Hotel Lessee;

(p)       except as contemplated by the Budget, the entry into or amendment, waiver or supplement of, and contract or arrangement with a value to the Company or any Hotel Lessee in excess of Fifty Thousand and No/100 Dollars ($50,000);

(q)       except as otherwise specifically provided for herein, any decision regarding or impacting taxes or any other regulatory regime or governmental authorization to which the Company or any Hotel Lessee is subject;

(r)        any expenditure in excess of the amount approved therefor in the Budget, except to the extent contemplated by Section 4.04(B) of the Hotel Management Agreement.

(s)       except as provided for in Section 6.4.2 below, any action to change the zoning designation or certificate of occupancy of any of the Existing Hotels, to contest any violation of zoning laws or claim with respect to the certificate of occupancy that may be alleged by any Governmental Authority with respect to any of the Existing Hotels or to mitigate the effect of any violation of zoning laws or claim with respect to the certificate of occupancy;

(t)        except as provided for in Section 6.4.1(b) below, any decision to terminate any Hotel Management Agreement or Hotel Manager, including without limitation, after a casualty or condemnation;

(u)       any decision to rebuild or restore any property after a casualty or condemnation, except as may be required under current and future loan agreements;

(v)       any advancement of indemnification expenses, except as required by any agreement approved by the Members; and

(w)      any collective bargaining agreement or similar agreement regarding employees of any hotel and any material amendment thereof.

6.4.      Unilateral Authority.

6.4.1       Notwithstanding anything contained herein to the contrary, the following matters may be effected by the unilateral approval or action of the PB Member, acting alone and without the approval of any other Member:

(a)       Subject to Section 10.12, the termination and replacement of the Company’s auditor and tax advisor firm/preparer of tax returns and Schedules K-1 in the event such a termination or replacement is necessary to have any such firm and the firm performing such functions for PB REIT to be one and the same; provided, however the PB Member may not appoint an auditor or tax advisor/preparer other than PKF or KPMG without the joint approval of the Denihan Member; and

(b)       the termination “for cause” of any Hotel Management Agreement in accordance with and pursuant to the terms thereof, it being understood however that the applicable Hotel Manager may avail itself of all remedies and defenses provided for or contemplated in the applicable Hotel  Management Agreement; and

(c)       the exercise of any right or remedy, or the taking of any action on behalf of the Company, under any Pledge Agreement.

6.4.2       Notwithstanding anything contained herein to the contrary, the Denihan Member, acting alone and without the approval of any other Member, will have the unilateral and exclusive right, subject to any applicable procedural requirements contained in that certain Reimbursement and Indemnity Agreement, dated as of the date hereof, by and among Benjamin J. Denihan, Jr. and Brooke D. Barrett and Pebblebrook Hotel, L.P., a Delaware limited partnership (the “Indemnity Agreement”), to make any change to the zoning designation or certificate of occupancy of any of the Existing Hotels, to contest any violation of zoning laws or claim with respect to the certificate of occupancy that may be alleged by any Governmental Authority with respect to any of the Existing Hotels or to mitigate the effect of any violation of zoning laws or claim with respect to the certificate of occupancy and supervise, manage, direct the defense of, compromise, pay, litigate, arbitrate, adjust, negotiate, settle or take any action whatsoever related thereto, if (i) the Denihan Member has a potential or actual indemnification obligation pursuant one or more of those certain recourse carveout guarantees set forth on Schedule 6.4.2 hereof (collectively, the “Carveout Guarantees”) for lost income during the period that any Existing Hotel is closed as a result of its certificate of occupancy not being compliant with such Existing Hotel’s use and (ii) the Denihan Member has acknowledged in writing to the PB Member that, between the Denihan Member and the PB Member, the Denihan Member will be responsible for any obligation under the Carveout Guarantees as contemplated by Section 4.1.1 of the Contribution Agreement and the Indemnity Agreement.

ARTICLE VII
EXCULPATION AND INDEMNIFICATION

7.1.      Exculpation of Members.  Subject to the provisions of Section 7.4, no Member, its Affiliates, or trustees, holders of beneficial interests, shareholders, partners, members, directors, officers, the managers, trustees, fiduciaries, employees, agents and representatives (each, an “Exculpated Party”), shall be liable to the Company or to any Member for any liability, damage, loss, cost or expense incurred by the Company or any Member, except to the extent such liability, damage, loss, cost or expense is the result of the gross negligence, fraud, intentional misconduct or the uncured material breach of the terms of this Agreement.  In performing its duties or obligations, the Exculpated Party shall be entitled to rely in good faith on the provisions of this Agreement and on any information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) made or provided by the following other Persons: (i) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company pursuant to this Agreement; or (ii) any other Person who has been selected with reasonable care by or on behalf of the Company pursuant to this Agreement, in each case as to matters which such Exculpated Party reasonably believes to be within such other Person’s competence and such Exculpated Party did not have knowledge at the time of its reliance that such information, opinions, reports or statements were false.  The preceding sentence shall in no way limit the right of any Exculpated Party to rely on information to the extent provided for in Section 18-406 of the Act.  Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law none of the Members shall have any duties or liabilities to the Company or any other Member (including any fiduciary duties), whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities, provided that nothing contained herein shall be deemed to diminish or reduce the implied covenant of good faith and fair dealing.  Except as provided in this Agreement, whenever in this Agreement a Member is permitted or required to make a decision affecting or involving the Company, any Member or any other Person, such party shall be entitled to consider only such interests and factors as he, she or it desires, including a particular Member’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member.

7.2.      Indemnification by the Company.  The Company shall indemnify and hold harmless the Members, their Affiliates, and their respective trustees, holders of beneficial interests, shareholders, partners, members, directors, officers, the managers, trustees, fiduciaries, employees, agents and representatives (each, an “Indemnified Party”), from and against any and all liability, damage, loss, cost and expense incurred or sustained by any Indemnified Party as a result of (a) any act or omission by such Indemnified Party in the conduct of the business of the Company in good faith and within the scope of the authority conferred by this Agreement, or (b) such Indemnified Party being made a party, threatened to be made a party, or otherwise involved in, any suit, arbitration or other proceeding (whether civil, criminal or administrative) (a “Proceeding”) or appeal of any Proceeding, or inquiry or investigation which could lead to such a Proceeding based on such Indemnified Party’s status as a member, officer, employee, agent or representative of the Company, except to the extent such liability, damage, loss, cost or expense is the result of the gross negligence, fraud, intentional misconduct or an uncured material breach of the terms of this Agreement by such Member.

7.3.      Advance Payment.  The right to indemnification conferred in Section 7.2 above shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by an Indemnified Party entitled to be indemnified under Section 7.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding (other than a Proceeding among the Members or their Affiliates) in advance of the final disposition of the Proceeding and without any determination as to the Indemnified Party’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnified Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 7.2 and a written undertaking, by or on behalf of such Indemnified Party, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under Section 7.2 or otherwise.

7.4.      Reimbursement by a Member.  If the Company is obligated to pay any amount to any Governmental Authority or other Person because of a Member’s status or otherwise specifically attributable to a Member (including, without limitation, federal, state or local withholding taxes imposed with respect to any issuance of any Membership Interest, federal withholding taxes with respect to foreign Persons, state personal property taxes or state unincorporated business taxes), then such Member shall reimburse and indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses incurred in respect of such payment).  The amount to be indemnified shall be charged against the Capital Account of such Member and the Company shall reduce distributions that otherwise would be made to such Member, until the Company has recovered the amount to be indemnified (in which case the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution shall not further reduce such Member’s Capital Account).  The Company may pursue and enforce all rights and remedies it may have against such Member under this Section 7.4, including, without limitation, obtaining a judgment for interest on such payment accrued at the maximum interest rate permitted under Applicable Law.

7.5.      Non-Exclusivity of Rights.  The right to indemnification in this Article VII shall not be exclusive of any other right that the Company, a Member indemnified pursuant to this Article VII may have under Applicable Law.

7.6.      Survival.  The exculpation and indemnification rights under this Article VII shall continue in favor of any Member after such Member no longer has any Membership Interest in the Company.  No amendment, modification or repeal of any provisions of this Article VII shall limit or deny any right to exculpation or indemnification under this Article VII for any matter first arising or accruing prior to such amendment, modification or repeal, without the written consent of the Members which would be affected by such amendment, modification or repeal.  The reimbursement obligations of a Member pursuant to Section 7.4 shall survive the termination, dissolution, liquidation and winding up of the Company and, for purposes of this Section 7.6, the Company shall be treated as continuing in existence.

ARTICLE VIII
TRANSFERS

8.1.      Transfers Generally.

8.1.1       Transfers Generally Prohibited.  Except as expressly permitted in this Article VIII or Article IX below or pursuant to any Pledge Agreement, neither the PB Member, on the one hand, nor the Denihan Member, on the other hand, may Transfer (or permit the Transfer of) any portion of its direct or indirect Membership Interest or interest therein to any Person at any time without the prior written consent of the other Member.  Any purported Transfer in violation of this Section 8.1 shall be null and void ab initio and shall not be recognized by the Company or the non-transferring Member.

8.1.2       PB Permitted Transfers.  Notwithstanding the provisions of Section 8.1.1 above, without the consent of the Denihan Member, the PB Member may permit the Transfer of up to forty nine percent (49%) of the direct or indirect ownership interests in the PB Member to any Person provided that at all times PB REIT (i) beneficially owns, directly or indirectly at least fifty one percent (51%) of the ownership interests in the PB Member, and (ii) maintains actual and effective day to day control of the operations and management of the PB Member.  For the avoidance of doubt, (a) no direct Membership Interest of the PB Member in the Company may be transferred without the Denihan Member’s prior written consent, which consent may be granted or withheld in the Denihan Member’s sole discretion and (b) nothing contained herein shall be deemed to restrict (i) the Transfer of the common shares of beneficial interest of PB REIT or such other class of equity securities of PB REIT as may be listed for trading on a national securities exchange or quotation system or (ii) the issuance by PB OP of operating partnership units in exchange for the contribution of property.

8.1.3       Denihan Permitted Transfers.  Notwithstanding the provisions of Section 8.1.1 above, without the consent of the PB Member, the Denihan Member may permit Transfers (a) pursuant to a Pledge Agreement, or (b) in the direct and indirect ownership interests in the Denihan Member by any individual to another member of his or her Family Group, provided that the direct or indirect ownership interest of the Denihan Member in the Company shall be controlled by Brooke Barrett, Patrick Denihan or other persons actively involved in the day to day affairs of the Company or the Hotel Manager.  For the avoidance of doubt, no direct Membership Interest of the Denihan Member in the Company may be transferred without the PB Member’s prior consent, which consent may be granted or withheld in the PB Member’s sole discretion.  As used in this paragraph, “Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained for the benefit of (or the sole members, partners or owners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

8.2.      Transfers to and Admission of Permitted Transferees.

8.2.1       Requirements.  Subject to Section 8.1 and notwithstanding any other provisions in this Agreement, no Transfer of any Membership Interest or any portion thereof or interest therein to a Permitted Transferee shall be effective unless:

(a)       the transferring Member and such Permitted Transferee execute and deliver to the Company such documents and instruments of conveyance as may be necessary, appropriate or advisable to effect such Transfer and to confirm the agreement of the Permitted Transferee to be bound by the terms of this Agreement;

(b)       the Permitted Transferee provides to the Company the Permitted Transferee’s taxpayer identification number, sufficient information to determine the Permitted Transferee’s initial tax basis in the Membership Interest acquired in such Transfer and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns; and

(c)       if requested by any Member, the Permitted Transferee shall furnish to the Company an opinion of counsel, in form and substance reasonably satisfactory to such Member, that (i) the Transfer will not cause the Company to terminate for federal income tax purposes under Code Section 708, or to be treated as a “publicly traded partnership” within the meaning of such term under Code Section 7704, (ii) the Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, and (iii) either the Transfer has been registered under the Securities Act, and any applicable state securities laws or the Transfer is exempt from all applicable registration requirements and will not violate any Applicable Laws.

8.2.2       Admission of Permitted Transferees.  Upon the satisfaction of the requirements set forth in Section 8.2.1 with respect to a Transfer, the Permitted Transferee shall become a Member.  The admission of such Permitted Transferee shall be deemed effective on such date that the Permitted Transferee satisfies all requirements in Section 8.2, and the admission of such Permitted Transferee shall not cause the dissolution of the Company.

8.2.3       Effect of Admission of Permitted Transferee on the Transferring Member and Company.  No Transfer of all or any portion of any Membership Interest in the Company shall effect a release of the transferring Member from its respective obligations to the Company and the other Members to make Capital Contributions as provided in this Agreement, without an express written release from such liability being delivered to such transferring Member by the Company and the other Members.

8.3.      Involuntary Transfers.  If a Membership Interest is involuntarily Transferred due to a Member’s Bankruptcy, the transferee shall not be a Permitted Transferee without the unanimous written consent of all of the other Members.  Unless and until such transferee shall become a Permitted Transferee, such transferee shall only be entitled to receive the allocations and distributions attributable to the transferred Membership Interest but shall have no right to vote on or approve any matters, shall not be entitled to inspect the Company's books and records or receive an accounting of Company financial affairs or otherwise take part in the Company's business or exercise the rights of a Member under this Agreement.

8.4.      Company as Transferee.  In the event the Company purchases or otherwise acquires or becomes a Transferee of any Membership Interest, including in connection with the Pledge Agreement, such Membership Interest shall be deemed cancelled and no longer outstanding for any purpose.

ARTICLE IX
SALE RIGHTS

9.1.      Sale of Interest or Assets; Right of First Offer.

9.1.1       Interest Sale; Sale of Company Assets.  At any time commencing after the five (5) year anniversary of the Effective Date, (and on no earlier date except as expressly provided for herein as set forth in Section 9.1.5 below with respect to a Portfolio Sale), subject to the Other Member’s (as defined below) rights under Section 9.1.4 below and to Section 9.3 and Section 9.4 below, either Member shall have the right to: (i) sell all, but no less than all, of its Membership Interest in the Company to any Person (an “Interest Sale”); (ii) cause the Company to sell all of its interest in one or more of the Hotels to any Person (or the ownership interests in the Hotel Lessees which hold a leasehold interest such Hotel or Hotels) (in the event that such Hotels constitute less than substantially all of the Company Assets, such sale is referred to as a “Hotel Sale”), and (iii) cause the Company to sell all of its interest in the entire Portfolio (any such sale is referred to as a “Portfolio Sale”), in each case pursuant to an agreement evidencing such sale (a “Sale Agreement”).

9.1.2       Trigger Notice.  If either Member desires to consummate an Interest Sale, Hotel Sale or Portfolio Sale (such Member, the “Initiating Member”), then the Initiating Member shall provide the other Member (the “Other Member”) with a written notice (a “Trigger Notice”) of its intent to cause such sale no fewer than one hundred and twenty (120) days after the date of such Trigger Notice (such one hundred and twenty (120) day period, the “Notice Period”).

9.1.3       Sale Notice.  Within thirty (30) days after the expiration of the Notice Period, if the Initiating Member still desires to consummate an Interest Sale, Hotel Sale or Portfolio Sale, as applicable, then prior to the execution and delivery by such Initiating Member of a Sale Agreement, the Initiating Member shall provide the Other Member with a written notice (a “Sale Notice”) of its intent with respect to such sale and including the proposed sale price (the “Sale Price”) and other major economic terms.  In the case of a Hotel Sale, the Sale Notice shall include a breakdown of the purchase price on an individual Hotel basis.  In no event may a Sale Notice provide for the consummation of an Interest Sale, Hotel Sale or Portfolio Sale fewer than one hundred and twenty (120) days from the date of delivery of the applicable Sale Notice.  In the event of a Portfolio Sale, the Sale Notice shall also include a calculation of the amount that would be distributed to the Initiating Member under this Agreement in the event that the Portfolio Sale was consummated for the Sale Price, taking into account all Applicable Deductions (the “Allocated ROFO Price”).

9.1.4      ROFO.  With respect to an Interest Sale, Hotel Sale or Portfolio Sale, the Sale Notice shall constitute an offer by the Initiating Member (i) in the case of an Interest Sale, to sell its entire Membership Interest to the Other Member for the Sale Price, or (ii) in the case of a Hotel Sale, to cause the Company to sell its interest in the Hotels that are the subject of such Hotel Sale or the ownership interest in the Hotel Lessee(s) which lease such Hotel(s) to the Other Member (or its designee) for the aggregate Sale Price of each Hotel, or (iii) in the case of a Portfolio Sale, to cause the Company to sell the entire Portfolio (either by a transfer of the leasehold interest in all the Hotels or a transfer of all the ownership interests in the Hotel Lessees which lease all the Hotels) to the Other Member for the Sale Price; provided, however, with respect to clause (iii) above, in lieu of the Sale Price, the Other Member may elect to purchase the Initiating Member’s Membership Interests in the Company for the Allocated ROFO Price (in each case, the “ROFO Price”).  The Other Member shall have sixty (60) days after its receipt of such Sale Notice to provide a written response to the Initiating Member that it has elected either to accept (such response, a “ROFO Acceptance”) or reject the Initiating Member’s offer (and in the case of a Hotel Sale, the Other Member may elect to purchase the leasehold interests in all or some of the Hotels which are subject to the applicable Sale Notice).  No later than one (1) Business Day after delivery of a ROFO Acceptance, the Other Member shall deliver a cash deposit in an amount equal to one percent (1%) of the applicable ROFO Price (a “ROFO Deposit”) to a title company mutually acceptable to the Members located in New York, New York (and in the case of a Hotel Sale where the Other Member elects to purchase less than all of the Hotels offered by the Initiating Member pursuant to the Sale Notice, the ROFO Price shall be adjusted accordingly).  The failure of the Other Member to deliver the ROFO Deposit within one (1) Business Day shall result in the ROFO Acceptance being deemed ineffective automatically, and without any additional action required by the Initiating Member.  The failure of the Other Member to deliver a ROFO Acceptance (and the corresponding ROFO Deposit) within such sixty (60) day period (or sixty-one (61) day period, with respect to a deposit timely delivered after a ROFO Acceptance delivered on the sixtieth (60th) day) shall be deemed an election by the Other Member to reject the offer set forth in the Sale Notice, and the delivery of a ROFO Acceptance with respect to fewer than all of the Hotels offered by the Initiating Member pursuant to a Sale Notice issued in connection with a Hotel Sale shall be deemed an election by the Other Member to reject the offer set forth in the Sale Notice with respect to the Hotels that are not included in the ROFO Acceptance.  If any Interest Sale, Hotel Sale (in whole or in part) or Portfolio Sale is rejected (or deemed rejected), the Initiating Member shall have the right to proceed with the Interest Sale, Hotel Sale (to the extent of any rejected Hotels) or Portfolio Sale, as applicable, for a sale price no less than one hundred percent (100%) of the Sale Price and otherwise on terms not substantially less favorable than those set forth in the Sale Notice (collectively, the “Minimum Terms”).  If (i) the Initiating Member does not consummate such Interest Sale, Hotel Sale or Portfolio Sale (as applicable) within nine (9) months from the date of the Sale Notice, or (ii) the Initiating Member intends to consummate such sale for less than the Minimum Terms, the Other Member’s rights under this Section 9.1.4 shall be reinstated and the Initiating Member shall be required to deliver a revised Sale Notice prior to the consummation of such sale.

9.1.5      Portfolio Sales.  As set forth above, an Initiating Member may not deliver an effective Trigger Notice at any time prior to the fifth (5th) anniversary of the Effective Date.  Notwithstanding the foregoing, but solely with respect to a Portfolio Sale (as opposed to an Interest Sale or Hotel Sale), (i) either Member may deliver a Sale Notice (without the need for a prior Trigger Notice) during such time as the Other Member has committed an Event of Default, and such Event of Default remains uncured, and (ii) the Denihan Member may deliver a Sale Notice (without the need for a prior Trigger Notice) in the event of the termination of any Hotel Management Agreement with respect to any of the Hotels other than a termination for “cause” (as defined therein).

9.2.      Closing of Transactions.

9.2.1       Closing.  In the event that the Initiating Member elects to consummate a Hotel Sale or Portfolio Sale (and the Other Member has elected not to exercise, or has otherwise waived, its right of first offer pursuant to Section 9.1.4 above), then the Other Member shall, on or before the date that is ten (10) days prior to the scheduled closing date under any Sale Agreement, provide the Initiating Member with such documents and instruments as are reasonably necessary to comply with the requirements of such Sale Agreement (the “Transfer Documents”). If the Other Member fails to deliver the Transfer Documents sufficiently in advance of the applicable scheduled closing date to allow for the timely consummation of the Hotel Sale or Portfolio Sale (as the case may be), the Initiating Member shall have the right to proceed to consummate the sale pursuant to such Sale Agreement without the Other Member’s participation.  In connection therewith, the Initiating Member is hereby granted an irrevocable power of attorney, coupled with an interest, which shall be binding on the Other Member as to all third parties, to execute and deliver on behalf of the Other Member all such Transfer Documents. Any net proceeds received by the Members in connection with a closing under this Section 9.2.1 shall be shared between them in accordance with the provisions of Article V.

9.2.2       Closing of ROFO.  In the event that the Other Member elects to deliver a ROFO Acceptance pursuant to Section 9.1.4 above, the closing of the purchase and sale contemplated thereby shall occur on a mutually acceptable date, not more than one hundred and twenty (120) days after the delivery of the ROFO Acceptance, through a “New York style” closing with the title company holding the ROFO Deposit.  The ROFO Deposit shall be credited at closing against the total purchase price; provided, however, if the closing fails to occur because of a default by the Other Member, the Initiating Member shall have all rights and remedies available under this Agreement and Applicable Law (with no such right or remedy deemed to be exclusive of any other right or remedy), including, without limitation, the following:  (i) to retain the ROFO Deposit as liquidated damages, it being agreed that in such instance such selling party’s actual damages would be difficult, if not impossible, to ascertain, and (ii) to cause the Interest Sale, Hotel Sale or Portfolio Sale to any unrelated third part(ies) on terms and conditions acceptable to the Initiating Member in its sole and absolute discretion.

9.3.      Standstill.  Notwithstanding the above, neither Member may issue a Sale Notice at such time as any Trigger Notice or Sale Notice is outstanding and the time periods set forth above have not expired.  If at the time a ROFO Acceptance is delivered, the Initiating Member or any of its Affiliates are personally liable under any guarantees or other financial undertakings for the repayment of all or part of any third-party loan made to the Company or any Venture Vehicle (including without limitation, the Existing Credit Facility) (the “Initiating Member’s Recourse Liability”) then the Sale Notice must include the Other Member’s written agreement to use best efforts to obtain the release of the Initiating Member’s Recourse Liability and, if required by the holders of the Initiating Member’s Recourse Liability, to substitute acceptable guarantors, letters of credit or other financial undertakings, in exchange for such release of the Initiating Member’s Recourse Liability.  If any lender will not agree to release the Initiating Member’s Recourse Liability then the Other Member shall protect, indemnify and defend and hold the Initiating Member, its Affiliates, principals, agents, employees and officers harmless from any manner of loss, claim, damage or expense arising out of or related to the Initiating Member’s Recourse Liability from and after the Closing contemplated by Section 9.2.2.

9.4.      Fee Owner Agreement.  Notwithstanding anything in this Article IX to the contrary, any Trigger Notice, Sale Notice, ROFO Acceptance, rejection of a Sale Notice, calculation of the ROFO Price, delivery of the ROFO Deposit or similar notice, action, election or remedy undertaken in connection with this Article IX must be delivered, undertaken or calculated in coordination and conjunction with the identical notice, action, election or remedy undertaken by the Member (or its Affiliate in the case of the PB Member) pursuant to Article IX of the Fee Owner Agreement, except to the extent required by applicable law, rule or regulation or credit facility; it being understood that Article IX of this Agreement and Article IX of the Fee Owner Agreement are intended to work simultaneously, in conjunction and in coordination with each other in all respects and each Member (or its Affiliate in the case of the PB Member) must give or undertake identical notices, actions, elections or remedies under this Agreement and the Fee Owner Agreement (including the timing thereof), except to the extent required by applicable law, rule or regulation or credit facility, and if inconsistent notices, actions, elections are remedies are given, any notice, action, election or remedy undertaken by a Member pursuant to this Article IX shall be deemed to be void and of no force and effect.

ARTICLE X
ACCOUNTING, TAX AND FISCAL MATTERS

10.1.    Books and Records, Controls of Account.

(a)       The Denihan Member shall cause the Company to keep complete and appropriate records and books of account with respect to the Capital Accounts and the Company.  Except as otherwise expressly provided herein, such books and records of the Company shall be maintained on an accrual basis, on a basis which allows the proper preparation of the Company’s tax returns and in accordance with generally accepted accounting principles in the United States, consistently applied.  Such books and records shall be maintained at the principal office of the Company.

(b)       The Company and the Hotel Lessees shall maintain (i) effective internal control over financial reporting as defined in  Rule 15d-15 under the Exchange Act, and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Any cost or expense incurred to test whether any “material weakness” or “significant deficiency” exists shall be paid for by the PB Member (without the same constituting a Capital Contribution). Any cost or expense reasonably necessary to remedy any “material weakness” or “significant deficiency” in internal controls shall be paid by the Company and not by any Member.

(c)       The Company and the Hotel Lessees shall comply with the Sarbanes-Oxley Act, including Section 404 thereof, and shall implement, monitor and test any internal controls reasonably requested by the PB Member.  The Denihan Member shall (at no cost to the Denihan Member) reasonably cooperate with the PB Member in its efforts to cause the Company to comply with the Sarbanes-Oxley Act, including Section 404 thereof.

10.2.    Tax Information.

(a)       As soon as reasonably practicable but no later than sixty (60) days after the end of each taxable year of the Company, the Denihan Member shall prepare and send, or cause to be prepared and sent, to each Person who was a Member at any time during such taxable year copies of such information as may be required for Federal, state, local and non-United States income tax reporting purposes, including copies of Schedule K-1 (Share of Income, Credits, Deductions, etc.) or any successor schedule or form, for such Person, and such other information as a Member may reasonably request including, but not limited to, for the purpose of applying for refunds,  of withholding taxes and making estimated tax payments.

(b)       At least twenty (20) days prior to delivery of the tax information contemplated by Section 10.2(a), the Denihan Member shall deliver to the PB Member for review a copy of the Company’s federal and state income tax returns and information returns in the form proposed to be filed for each Fiscal Year and shall incorporate all changes or comments (unless patently unreasonable) proposed by the PB Member to such proposed tax returns and information returns requested by the PB Member; provided, that the firm preparing such tax returns still must be able to sign and file such returns.  Each Member shall report on its return and shall cause their Affiliates to report on their tax returns, in a manner that is consistent with the Company's federal income tax return and the Form K-1s issued to the Members.

(c)       No later than January 15 of each calendar year, the Denihan Member shall deliver to the PB Member its reasonable, good faith estimate of the character and amount of allocations to the PB Member for federal income tax purposes for the immediately preceding year to the extent reasonably necessary to assist PB REIT in announcing the character of dividends paid for such year.

10.3.    Periodic Reports to Members.

(a)       Generally.  All of the financial statements referred to in this Section 10.3 shall be prepared in accordance with generally accepted accounting principles in the United States consistently applied.

(b)       Reporting Requirements. The Denihan Member shall prepare and deliver, or cause to be prepared and delivered, to the PB Member the following reports, all in form reasonably satisfactory to the PB Member:

(i)         Unaudited monthly financial statements of the Company including a balance sheet, an income statement, a statement of cash flow, a statement of sources and application of funds and a statement of each Member’s Capital Account, certified by the Chief Financial Officer of the Company, no later than ten (10) days after the end of each month;

(ii)        Unaudited quarterly and year to date financial statements including a balance sheet, an income statement, a statement of cash flow, a statement of sources and application of funds and a statement of each Member’s Capital Account, certified by the Chief Financial Officer of the Denihan Member, no later than twenty (20) days after the end of each fiscal quarter;

(iii)       Audited annual financial statements including a balance sheet, an income statement, a statement of cash flow, a statement of sources and application of funds and a statement of each Member’s capital, accompanied by a report of either KPMG or PKF, certified by the Chief Financial Officer of the Denihan Member, no later than forty five (45) days after the end of each Fiscal Year (and unaudited drafts of same no later than thirty (30) days after the end of each Fiscal Year); and

(iv)       any other information with respect to the Company or any investment reasonably requested by the PB Member.

(c)       Each of the monthly, quarterly and year-to-date financial statements described above shall incorporate a reconciliation to the same period in the prior year as well as a reconciliation to the most recently approved Budget.

10.4.    Tax Matters Partner.  The PB Member is hereby designated as the “tax matters partner” as referred to in Section 6231(a)(7)(A) of the Code to manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company matters. Expenses of such administrative proceedings undertaken by the tax matters partner will be paid out of the Company’s Assets.  Each Member shall have the right to participate in any administrative tax proceedings conducted at the Company level with respect to Company matters.  Notwithstanding that one Member acts as tax matters partner, except as provided for in the immediately following sentence, all material decisions to be made and actions taken in connection with any taxing authority, reporting position audit, examination, or appeal, and any judicial proceeds arising out of any such audit or examination shall be made by mutual agreement of the Members.  With respect to any material tax items impacting the Company's tax returns, the tax matters partner will consult with the Members to determine the appropriate tax reporting.   To the extent that the Members have agreed on the reporting of any tax items in the Company's tax returns, the Members will not take a contrary position on their respective tax returns.

10.5.    Section 754 Election.  The Company shall make the election provided by section 754 of the Code.

10.6.    Intentionally Omitted.

10.7.    Fiscal Year.  Unless all Members otherwise agree in writing, the fiscal year of the Company shall be the Fiscal Year.

10.8.    Audits; Inspection of Books and Records.  Each Member shall have the right, at its sole option to conduct internal audits of the books, records and accounts of the Company.  Subject to Section 10.1(b) and (c), the first such audit conducted by either Member in any consecutive twelve (12) month period shall be at the cost and expense of the Company, and any additional audits conducted by such Member within such twelve (12) month period shall be at the Member’s cost and expense.  Audits may be on either a continuous or a periodic basis and may be conducted by employees of a Member or of an Affiliate of such Member, or by independent auditors retained by the Company or a Member.  All books of the Company shall be open to inspection and examination by the Members or their representatives at all reasonable times.

10.9.    Accounts.  All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits or certificates of deposit, or shall be invested, in each case in the name of the Company (or any applicable Venture Vehicle), in such manner as shall be designated by the Members.  Company funds shall not be commingled with those of any other Person.  Company funds shall be used only for the business of the Company.

10.10.  Transfer or Change in Company Interest.  If the respective Membership Interests of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Fiscal Year in which the Transfer occurs, all income, gains, losses, deductions, Tax Credits and other tax incidents resulting from the operations of the Company shall be allocated, as between transferor and transferee, by taking into account their varying interests using the closing of the books method in accordance with Section 706 of the Code, unless otherwise agreed by the Members.

10.11.  REIT Compliance.  The Company shall not take or fail to take any action (or cause any Venture Vehicle to take or fail to take any action) that would adversely affect the ability of PB REIT to qualify or continue to qualify as a REIT, or subject PB REIT to any additional taxes under Section 857 of the Code or Section 4981 of the Code (collectively the “REIT Regulations”).  If the Company or any Venture Vehicle is required to take or fail to take any action that would adversely affect the ability of PB REIT to qualify as a REIT or would subject PB REIT to any additional taxes under the REIT Regulations, the Members, upon receipt of notice thereof, will take all actions necessary, or cause the Company and each Venture Vehicle to take such actions, to avoid such adverse consequences but at no or nominal cost to the Denihan Member. The Members agree that in the event that PB Member or PB REIT shall propose to take any action (or cause the Company or any Venture Vehicle to take any action) to ensure the continued qualification of PB REIT as a REIT or to avoid the imposition of additional taxes under the REIT Regulations, the Members shall cooperate in good faith but at no or nominal cost to Denihan Member to determine and implement a course of action which shall, to the extent reasonably possible, preserve PB REIT’s REIT status, avoid the imposition of additional taxes, and avoid such adverse effects.  If any revisions, modifications, amendments, alterations, supplements or restructurings are required to be made to this Agreement, the Fee Owner Agreement, any Hotel Operating Lease, any related agreement or the Company’s, the Fee Owner’s or any Venture Vehicle’s ownership structure generally in order to preserve PB REIT’s status or otherwise avoid the imposition of additional taxes under any applicable REIT Regulations or other adverse consequences, the PB Member shall bear the entire out-of-pocket cost thereof (without the same constituting a Capital Contribution by the PB Member).

10.12.  Cost of Compliance.  The Members acknowledge that either KPMG or PKF may be engaged by the Company as the Company’s independent auditors and/or tax preparation firm.  Notwithstanding anything contained herein to the contrary, if KPMG is retained for either such service, the PB Member shall bear directly (without the same constituting a Capital Contribution hereunder), and the Company shall not be responsible for, the “Incremental Costs” incurred by the Company for utilizing KPMG to provide any such service rather than PKF.  For such purpose, the “Incremental Costs” shall be determined as follows unless otherwise agreed by the Members:  For each Fiscal Year, the Company shall solicit estimates from each of KPMG and PKF for each of the auditing and tax preparation services (as if provided separately).  If the KPMG estimate for a particular service exceeds the PKF estimate for a particular service, and KPMG is selected for such service, the “Incremental Cost” shall equal the actual cost of such service multiplied by the percentage by which the KPMG estimate exceeded the PKF estimate.  For example, if the PKF estimate for audit work is $1.0 million and the KPMG estimate for the same work is $1.25 million, and KPMG is selected, the “Incremental Cost” shall be 20% of the actual cost for KPMG’s audit work for that year.

ARTICLE XI
DISSOLUTION, LIQUIDATION AND TERMINATION

11.1.    Dissolution.  The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

11.1.1     the sale, contribution, exchange, conveyance or other transfer of all, or substantially all, of the Company Assets; or

11.1.2     the agreement of the Denihan Member and the PB Member.

The death, retirement, resignation, expulsion, incapacity, Bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms of this Agreement.  The Members hereby waive any right to dissolution of the Company except as contemplated by this Section 11.1.

11.2.    Liquidation.

11.2.1     Appointment of Liquidator.  Upon dissolution of the Company, the Members shall designate a Person (which may be a Member) to act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement and pursuant to the Act.  The costs and expenses of liquidation shall be the costs and expenses of the Company.  From the date of dissolution until the final distribution, the liquidator shall operate the Company with all requisite power and authority, subject to the power of the Members to remove and replace such liquidator.

11.2.2     Duties and Obligations of Liquidator.  The matters to be accomplished by the liquidator are as follows:

(a)       As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed (as applicable).

(b)       The liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all costs and expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge of the same, including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine or as other required under the Act.

(c)       The liquidator may sell any saleable assets of the Company in connection with such liquidation at a public or private sale and at such price and on such terms as the liquidator, in its sole discretion, deems necessary, appropriate or advisable.  Any Member or its Affiliate may purchase any of the Company’s Assets at such sale; provided, however, that no Member or its Affiliate may make any such purchase at a private sale, without the prior written consent of the other Members.

(d)       The liquidator shall distribute all remaining Company Assets to the Members in accordance with Section 11.2.3 by the earlier of (i) the end of the taxable year of the Company during which the liquidation of the Company occurs, and (ii) ninety (90) days after the date of the liquidation.

11.2.3     Liquidating Distributions.  Any distributions made in liquidation shall be applied and distributed as follows:

(a)       To the repayment of the debts and liabilities of the Company (including debts owed to Members or their Affiliates) and payment of the costs and expenses of such liquidation;

(b)       To the funding of any reserves pursuant to Section 11.2.2; and

(c)       The balance of any proceeds from such liquidation shall be distributed to the Members in accordance with Section 5.1.1.

The liquidator shall cause only cash, evidences of indebtedness and other securities to be distributed in any liquidation.  The distribution of cash and other property to a Member in accordance with this Section 11.2 shall constitute a complete return to such Member of its Capital Contribution and a complete distribution to the Member of its Membership Interest in the Company and all the Company’s property.  To the extent that a Member returns funds to the Company, such Member shall have no claim against any other Member for such funds.

11.3.    Termination.  Upon completion of the distribution of Company Assets as provided in this Article XI, the Company shall be terminated, and the liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware, make or cancel any other filings made pursuant to the Act or the Applicable Law and take such other actions as may be necessary, appropriate or advisable to terminate the Company.

ARTICLE XII
DEFAULTS

12.1.    Defaults.

12.1.1     If either the PB Member (or its Affiliate which is a member of the Fee Owner, as the case may be), on the one hand, or the Denihan Member, on the other hand, fails to perform any of its obligations hereunder or under the Fee Owner Agreement or breaches any of the terms, conditions, representations, warranties or covenants contained in this Agreement or the Fee Owner Agreement, as applicable, or becomes subject to a Bankruptcy proceeding, then the other Member (the “Non-Defaulting Member”) shall have the right to give such Member (the “Defaulting Member”) a notice of default (“Notice of Default”).

12.1.2     The Notice of Default shall set forth the nature of the obligation that the Defaulting Member (or its Affiliate, as applicable) has not performed.  If such default arises out of the application of Article VIII or is the result of a Bankruptcy, fraud or willful misconduct or is otherwise stated to be not subject to notice or cure, the Non-Defaulting Member shall immediately have the rights set forth in Section 12.2 below, without the obligation to provide any notice or cure periods.  Otherwise, (i) if such default is curable by the payment of money, the Defaulting Member shall have ten (10) Business Days after the receipt of the Notice of Default within which to cure such default, or (ii) if such default is not curable by the payment of money, then the Defaulting Member shall have thirty (30) days after receipt of the Notice of Default to cure such default, provided that if such default cannot reasonably be cured within such thirty (30) day period but is reasonably capable of cure, then, so long as the Defaulting Member is continuously and diligently pursuing the remedy necessary to cure such default, the Defaulting Member shall have such additional time as may be necessary to cure such default, but in no event longer than forty-five (45) additional days.

12.2.    Remedies.  Generally, if any default is not cured (to the extent permitted) as set forth in Section 12.1.2 (each, an “Event of Default”) the Non-Defaulting Member shall have the right to pursue all rights and remedies, legal and equitable, available to it pursuant to this Agreement and Applicable Law.  Except as expressly limited herein, all rights and remedies hereunder in the case of a default shall be cumulative.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1.    Notices.  Every notice, consent or other communication required to be given pursuant to any provision of this Agreement shall be made in writing (a “Notice”) and shall be delivered to the recipient Person by (i) personal delivery, (ii) certified U.S. mail, return receipt requested, postage and charges prepaid, (iii) same day or next day delivery courier service, or (iv) facsimile or email transmission, with a confirmation copy sent by one of methods of delivery set forth in clauses (i), (ii) or (iii), and sent to the applicable address or facsimile number set forth in this Section below (or to such other address or facsimile number as the applicable Member may designate from time to time by delivery of a Notice pursuant to this Section 13.1).  A Notice shall be deemed to be delivered to the Person to whom such Notice is sent upon (i) delivery to the address or facsimile number of such Person, provided that such delivery is made prior to 5:00 p.m. (local time for such Person) on a Business Day, otherwise the following Business Day; or (ii) the attempted delivery of such Notice if (A) such Person refuses delivery of such Notice, or (B) such Person is no longer at such address or facsimile number, and such Person failed to provide Notice of its current address or facsimile number pursuant to this Section 13.1.  A Member may change its address or facsimile number for purposes of this Section 13.1 by providing a Notice to the Company pursuant to Section 13.1 in which case the Denihan Member shall amend Schedule 1 (and provide copies thereof to the PB Member) to reflect such change in address or facsimile number of a Member.

If to the Denihan Member:

c/o Denihan Hospitality Group
551 Fifth Avenue
New York, NY 10176
Attn: David Duncan, Chief Financial Officer
Email: david.duncan@denihan.com
Fax: (917) 339 - 3892

with a copy to:

Greenberg Traurig LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attn: Stephen L. Rabinowitz
Email: rabinowitzs@gtlaw.com
Fax: (212) 801 - 6400

If to the PB Member:

c/o PB REIT
2 Bethesda Metro Center, Suite 1530
Bethesda, MD 20814
Attn: Thomas C. Fisher
Email: tfisher@pebblebrookhotels.com
Fax: (240) 396 - 5763

with a copy to:

Hunton & Williams LLP
220 Pennsylvania Avenue, NW
Washington D.C., 20037
Attn: John M. Ratino, Esq.
Email: jratino@hunton.com
Fax: (202) 828 - 3779

13.2.    Time is of the Essence.  Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

13.3.    Further Assurances.  The Members agree to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further action as may be required under the Act or other Applicable Law, or deemed necessary, appropriate or advisable in furtherance of the Company’s purposes and the objectives and intentions underlying this Agreement to the extent the same is not inconsistent with the terms of this Agreement.

13.4.    Effect of Waiver or Consent.  A failure on the part of the Company or any Member to complain of any act of any other Person or to declare any Person in default under this Agreement, irrespective of how long such failure continues or how often such failure occurs, shall not constitute a consent to such act by the Company or Member or a waiver by the Company or Member of its rights and remedies with respect to such default unless such waiver is set forth in writing signed by the Company or Member (as the case may be) or until the applicable statute-of-limitations period with respect to such default has expired.  Any written consent to or waiver of any breach or default in the performance by a Person of its duties, liabilities or obligations under this Agreement shall not be a consent to or waiver of any other breach or default in the performance by such Person of the same or any other duty, liability or obligation of such Person under this Agreement.

13.5.    WAIVER OF CERTAIN DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, EACH MEMBER (FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND DISCLAIMS ALL RIGHTS TO CLAIM OR SEEK (WHETHER ON BEHALF OF IT OR THE COMPANY) ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES.

13.6.    Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law of conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.7.    Litigation

(a)       FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE  SOUTHERN DISTRICT OF NEW YORK.  EACH MEMBER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE  SOUTHERN  DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH MEMBER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  EACH MEMBER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)       WAIVER OF JURY TRIAL.  EACH OF THE MEMBERS HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM THE TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

13.8.    Costs of Enforcement. In the event of any action or proceeding brought by any party against another under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys’ fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. If the party which shall have commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

13.9.    Partial Invalidity.  In the event that any one or more of the phrases, sentences, sections, articles or sections contained in this Agreement shall be declared invalid or unenforceable by order, decree or judgment of under the applicable arbitration, or shall be or become invalid or unenforceable by virtue of any Applicable Law, the remainder of this Agreement shall be construed as if such phrases, sentences, sections, articles or sections had not been inserted except when such construction (i) shall operate as an undue hardship on either Member or (ii) shall constitute a substantial deviation from the general intent and purposes of the Members as reflected in this Agreement.  In the event of either (i) or (ii) above, the Members shall use commercially reasonable efforts to negotiate a mutually satisfactory amendment to this Agreement to circumvent such adverse construction.

13.10.  Binding Effect; Third Party Beneficiaries.  This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns, and this Agreement shall not confer any rights or remedies upon any other Person.

13.11.  Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

13.11.1   Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

13.11.2   All references in this Agreement to particular articles, sections, subsections, clauses are references to articles, sections, subsections or clauses of this Agreement.  All references in this Agreement to particular exhibits or schedules are references to the exhibits and schedules attached to this Agreement

13.11.3   The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

13.11.4   Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits or schedules hereto.

13.11.5   The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not be limited to the provisions of the section or paragraph in which such terms are used.

13.11.6   The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

13.11.7   All references to any consent, approval or other action to be taken by “the Members” shall mean the consent, approval or other action by each of the Members in the Company which are not in default at the time in question.

13.11.8   Wherever in this Agreement a Person is permitted or required to make a decision or determination or take an action in its “discretion” or its “judgment,” that means that such Person may take that decision in its “sole discretion” or “sole judgment.”  Wherever in this Agreement a Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Person is entitled to consider, favor and further only such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company or any other Member.  Wherever in this Agreement a Person is to act in “its discretion,” “in good faith” or under another express standard, such Person may act under that express standard and is not, and will not be, subject to any other or different standard arising from this Agreement or any other agreement contemplated herein or by relevant provisions of law (including, without limitation, the Act) or in equity or otherwise.

13.11.9   Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other contractual instruments and organization documents shall be deemed to include all subsequent amendments, supplements, restatements and other modifications thereof, but only to the extent not otherwise prohibited by the terms of any Transaction Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

13.12.  Recitals, Exhibits and Schedules.  The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement (as amended from time to time as provided in this Agreement) are incorporated herein by such reference and made a part of this Agreement.

13.13.  Entire Agreement; Amendments to Agreement.  This Agreement sets forth the entire understanding and agreement of the Members, and supersedes any other agreements and understandings (written or oral) made among the Members on or prior to the date of this Agreement with respect to the transaction contemplated in this Agreement.  No amendment or modification to any terms of this Agreement, including, without limitation to Exhibits or Schedules hereto (except as provided in Section 3.3 and Section 13.1 above), or cancellation of this Agreement, shall be valid unless in writing and signed by all of the Members.

13.14.  Facsimile; Counterparts.  The Members may deliver executed signature pages to this Agreement by facsimile or electronic pdf transmission to the other Members, which facsimile or electronic pdf copy shall be deemed to be an original executed signature page; provided, however, that such Member shall deliver original signature pages to the other party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Members had signed the same signature page.

13.15.  Announcements Rights to Images.

13.15.1   Except as provided herein, no Member shall make any public announcements regarding this Agreement or the Company or its business; provided, however, that (a) each Member may consult with and obtain the approval of the other Member before issuing a press release or other public announcement with respect to this Agreement or the Company and may issue a press release or make a public announcement following such consultation and approval, (b) after the initial press release concerning this Agreement and the Company, the PB Member may make reference to its investment in the Company and the value and performance thereof in its normal quarterly earnings releases and conference calls and in investor presentations, (c) PB REIT may include such information concerning the Company and the Existing Hotels as it deems reasonably necessary or appropriate for inclusion in its filings made pursuant to federal or state securities laws, and (d) each Member may identify the other Member (and PB REIT in the case of the PB Member and Brooke, Patrick, the Hotel Manager and Denihan generally with respect to the Denihan Member) as its “joint venture partner” with respect to ownership of each of the Existing Hotels.

13.15.2   The PB Member shall have the non-exclusive right to use on its website and in marketing materials photographs of the Existing Hotels without the consent of the Company or any other Member.

13.16.  Portfolio-Wide Incentive Management Fee.  Pursuant to Sections 3.01 and 4.01 of each Hotel Management Agreement, each Hotel Manager is entitled to an “Incentive Management Fee” (as defined therein), determined on an individual asset basis, if certain performance thresholds are satisfied.  The Denihan Member and the PB Member agree (on behalf of themselves and the Company and the Hotel Manager) that, notwithstanding the terms of each Hotel Management Agreement, for so long as more than one Hotel is leased to the Hotel Lessees and managed by the Hotel Manager or any Affiliate of the Denihan Member, the Incentive Management Fee shall be determined on a portfolio-wide basis.  For the avoidance of doubt, that means the “Incentive Fee Threshold” and “Incentive Management Fee” shall be calculated in the aggregate for all Hotels leased by all Hotel Lessees and that all components used in calculating the “Incentive Fee Threshold” and “Incentive Management Fee”, including without limitation Acquisition Costs, Major Capital Expenditures, Net Operating Income, Gross Revenues, Operating Expenses and Fixed Expenses (each as defined in the Hotel Management Agreement) shall all be calculated on an aggregate basis for all Hotels leased to all Hotel Lessees and managed by the Hotel Manager or any Affiliate of the Denihan Member for the same time period.

[Signatures on following pages]

IN WITNESS WHEREOF, the Members have duly executed this Agreement as of the date first set forth above.

DEHIHAN MEMBER:

DENIHAN OWNERSHIP COMPANY, LLC, a New York limited liability company

By:	/s/ DAVID J. DUNCAN
Name:	David J. Duncan
Its:	Authorized Signatory

PB MEMBER:

CARDINALS LESSEE LLC,
a Delaware limited liability company

By:	/s/ RAYMOND D. MARTZ
Name:	Raymond D. Martz
Its:	President

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